Exhibit 2.4

CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), effective as of November 21, 2016 (the “Effective Date”), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, TRMC is the owner of approximately 2.6 million barrels of crude oil and other feedstock storage tankage and approximately 3.0 million barrels of refined product storage tankage located at TRMC’s refinery near Martinez in Contra Costa County, California (the “Martinez Refinery”), together with all related equipment and ancillary facilities used for the operation thereof, and all permits and licenses related to such tankage, to the extent assignable and to the extent used in connection with the ownership and operation of the assets described above, which assets are listed in detail on Exhibit A-1 hereto (the “Tankage”), which is connected to the Avon Marine Terminal (as defined below) through the Avon Wharf Pipeway (as defined below);
WHEREAS, TRMC is also the owner of all of its leasehold interest in the Avon Marine Terminal Facility, a single berth dock that (i) serves as the main shipping and receiving point for the Martinez Refinery for the transfer of waterborne non-crude feedstocks, (ii) is the principal outbound marine delivery point for refined products, and (iii) is directly connected to the Martinez Refinery’s refined products tankage (the “Avon Marine Terminal”); and
WHEREAS, TRMC desires to contribute the Assets (as defined below) to the General Partner, which the General Partner desires to contribute to the Partnership and the Partnership desires to contribute to the Operating Company, and concurrently with the contribution of the Assets, TRMC and the Operating Company desire to enter into the Contracts (as defined below), all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Capitalized terms used herein have the respective meanings ascribed to such terms below:
“Affiliates” has the meaning set forth in the Partnership Agreement.

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“Agreement” has the meaning set forth in the introduction to this Agreement.
“Assets” means (i) the Tankage and (ii) the Avon Wharf Pipeway.
“Avon Marine Terminal” has the meaning set forth in the Recitals.
“Avon Marine Terminal Assets” means certain assets located at the Avon Marine Terminal, as further described in Exhibit A-2.
“Avon Marine Terminal Operating Agreement” means that certain Avon Marine Terminal Operating Agreement to be effective at the Effective Time by and between TRMC and the Operating Company pursuant to which the Operating Company will manage and operate the Avon Marine Terminal for TRMC on the terms and conditions included therein.
“Avon Marine Terminal Renovation” means each of the Avon Wharf Upgrade (MOTEMS) (AFE No. 077100030) and Pipeline Surge Protection Project (AFE No. 154100001) being undertaken by TRMC at the Avon Marine Terminal as of the Effective Date.
“Avon Marine Terminal Sublease Agreement” means that certain Sublease to be executed in accordance with Section 2.5 by and between the Operating Company and TRMC relating to the Avon Marine Terminal.
“Avon Marine Terminal Use and Throughput Agreement” or the “Avon MTUTA” means that certain Avon Marine Terminal Use and Throughput Agreement to be executed pursuant to Section 2.5 by and among the Operating Company, the General Partner, the Partnership and TRMC, pursuant to which the Operating Company will, effective as of the “Commencement Date” (as defined therein), manage and operate the Avon Marine Terminal.
“Avon Wharf Pipeway” means the three pipelines, a causeway and all ancillary equipment that connect Tract 3 (of the Tankage) to the Avon Marine Terminal, all as further described in Exhibit A-3, as well as all associated easements, permits and licenses relating to the Avon Wharf Pipeway.
“Bill of Sale” means that certain Bill of Sale, Assignment and Assumption effective as of the Effective Time, among TRMC, the General Partner, the Partnership and the Operating Company, with respect to the Assets.
“Cash Consideration” has the meaning set forth in Section 2.3(b)(i).
“CDFG” means the California Department of Fish and Game.
“Code” means the Internal Revenue Code of 1986, as amended.
“COFR” means the Certificate of Financial Responsibility issued by the CDFG in favor of the Operating Company with respect to oil spill contingency planning and financial responsibility with respect to operations in the State of California, including under the Avon Marine Terminal Sublease Agreement and Avon MTUTA.

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“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the Partnership Agreement.
“Contracts” means (i) the License Agreement, (ii) the Martinez Storage Services Agreement and (iii) the Avon Marine Terminal Operating Agreement.
“Credit Facility” means that certain Senior Secured Revolving Credit Agreement dated as of January 29, 2016, by and among the Partnership, as borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.
“Debt-Financed Cash Consideration” has the meaning set forth in Section 2.3(c).
“Effective Date” has the meaning set forth in the introduction to this Agreement.
“Effective Time” means 12:01 a.m. Central Time on the Effective Date.
“Equity Consideration” has the meaning set forth in Section 2.3(b)(ii).
“Excluded Assets and Liabilities” means those certain assets and properties (including any and all petroleum and hydrocarbon inventory) and certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets or the Contracts but are being retained by TRMC and are not being contributed, transferred or assumed to or by the General Partner, the Partnership or the Operating Company as part of the transactions contemplated by this Agreement, as set forth on Exhibit C to this Agreement.
“General Partner” has the meaning set forth in the introduction to this Agreement.
“General Partner Contribution” has the meaning set forth in Section 2.3(a).
“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Intended Tax Treatment” has the meaning set forth in Section 4.2(a).
“License Agreement” means the License Agreement with respect to the Tankage and the Avon Wharf Pipeway between TRMC and the Operating Company.
“Martinez Refinery” has the meaning set forth in the Recitals.
“Martinez Storage Services Agreement” means the Martinez Storage Services Agreement with respect to the Tankage among TRMC, the Operating Company, the General Partner and the Partnership.
“Master Lease” means that General Lease – Industrial Use, dated January 1, 2015, between TRMC and the State of California, acting by and through the California State Lands Commission,

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covering the property in Contra Costa County, California described in Exhibit A to the Master Lease, as such lease (and the Exhibits thereto) exists as of the Effective Date.
“Material Adverse Effect” has the meaning set forth in Section 3.5(a).
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement dated as of July 1, 2014, among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the Schedules thereto) may be amended, supplemented or restated from time to time.
“Operating Company” has the meaning set forth in the introduction to this Agreement.
“Partnership” has the meaning set forth in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011, as such agreement may be amended, supplemented or restated from time to time.
“Partnership Contribution” has the meaning set forth in Section 2.3.
“Partnership Group” has the meaning set forth in the Omnibus Agreement.
“Party” or “Parties” have the meanings given to those terms in the introduction to this Agreement.
“Permitted Liens” has the meaning set forth in Section 2.1(a).
“Purchase Price” means $400,000.
“Real Property Assets” means the real property assets underlying the Tankage.
“Rescission Event” has the meaning set forth in Section 5.1.
“Secondment and Logistics Services Agreement” means that certain Secondment and Logistics Services Agreement dated as of July 1, 2014, as may be amended, modified or supplemented from time to time, among Tesoro, TRMC, the General Partner, the Partnership, Tesoro Logistics Pipeline LLC, Tesoro High Plains Pipeline Company LLC, Tesoro Alaska Company LLC, QEP Field Services, LLC, QEP Midstream Partners Operating, LLC, QEP Midstream Partners GP, LLC and QEPM Gathering I, LLC.
“Tankage” has the meaning set forth in the Recitals.
“Tesoro” has the meaning set forth in the introduction to this Agreement.
“Transaction Documents” has the meaning set forth in Section 3.4(a).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions

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of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“TRMC” has the meaning set forth in the introduction to this Agreement.
“TRMC Contribution” has the meaning set forth in Section 2.1(a).
ARTICLE II
CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.1    Conveyance by TRMC to the General Partner.
(a)    Effective as of immediately prior to the Effective Time, TRMC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than as set forth on Exhibit B to this Agreement (the “Permitted Liens”). In addition, concurrently with the contribution of the Assets, TRMC is also executing and delivering the Contracts. The contribution of the Assets and execution and delivery of the Contracts described in this Section 2.1(a) shall be referred to in this Agreement as the “TRMC Contribution.”
(b)    TRMC makes the TRMC Contribution in exchange for the issuance as of the Effective Date of an additional membership interest in the General Partner equal to the percentage increase in the capital of the General Partner based on the value of the TRMC Contribution as a contribution to the capital of the General Partner.
(c)    The General Partner hereby accepts the TRMC Contribution as a contribution to the capital of the General Partner.
(d)    The Parties hereby acknowledge that the Excluded Assets and Liabilities are being retained by TRMC and are not being contributed or transferred as part of the TRMC Contribution.
Section 2.2    Conveyance by the General Partner to the Partnership.
(a)    Effective as of the Effective Time, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. In addition, concurrently with the contribution of the Assets, TRMC is also executing and delivering

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the Contracts. The contribution of the Assets and execution and delivery of the Contracts described in this Section 2.2(a) shall be referred to in this Agreement as the “General Partner Contribution.”
(b)    The General Partner shall make the General Partner Contribution in exchange for the distribution or issuance by the Partnership of the following as of the Effective Time in consideration of the conveyance and transfer of the Assets:
(i)    a distribution of cash equal to ninety percent (90%) of the value of the Purchase Price (the “Cash Consideration”); and
(ii)    the issuance to the General Partner of such number of General Partner Units and Common Units with an aggregate value equal to ten percent (10%) of the Purchase Price (the “Equity Consideration”):
(1)    which number of General Partner Units, rounded up to the next highest number of whole units, shall be the amount having an aggregate dollar value of the Equity Consideration necessary to restore and maintain the General Partner’s two percent (2%) general partner interest in the Partnership; and
(2)    which number of Common Units, rounded down to the next lowest number of whole units, shall be the amount equal to (A) the remainder of (I) the amount of the Equity Consideration, less (II) an amount equal to the value of the General Partner Units issued pursuant to Section 2.2(b)(ii)(1), divided by (B) the average closing price of the Common Units for the last ten (10) trading days prior to the Effective Date.
(c)    To effect the distribution of the Cash Consideration, the Partnership shall borrow an amount equal to the Cash Consideration (the “Debt‑Financed Cash Consideration”) under indebtedness for which no partner of the Partnership or any related person other than Tesoro bears the economic risk of loss (as defined by Treasury Regulations Section 1.752-2) and the Partnership shall cause the proceeds of such indebtedness to be wire transferred to the General Partner on behalf of the Partnership directly from the applicable lender to an account designated by the General Partner.
(d)    After the distribution of the Cash Consideration to the General Partner by the Partnership, the General Partner shall provide a loan of up to that amount to Tesoro and Tesoro shall execute and deliver a ten-year promissory note in favor of the General Partner to evidence the funds loaned by the General Partner to Tesoro.
(e)    The Partnership hereby accepts the General Partner Contribution as a contribution to the capital of the Partnership.
Section 2.3    Conveyance by the Partnership to the Operating Company. Effective immediately after the General Partner Contribution, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its

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successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. In addition, concurrently with the contribution of the Assets, TRMC is also executing and delivering the Contracts. The contribution of the Assets and execution and delivery of the Contracts described in this Section 2.3 shall be referred to in this Agreement as the “Partnership Contribution.” The Partnership hereby makes the Partnership Contribution as a capital contribution to the capital of the Operating Company and the Operating Company hereby accepts the Partnership Contribution as a contribution to the capital of the Operating Company.
Section 2.4    Actions and Deliveries on the Effective Date. The Parties acknowledge that the following actions and deliveries have occurred:
(a)    receipt by the Parties of all permits, consents, approvals, authorizations, orders, registrations, filings or qualifications of or with any court, governmental agency or body having jurisdiction over the Parties required in connection with the execution, delivery and performance of the Transaction Documents;
(b)    the execution and delivery by the respective parties thereto of the following documents:
(i)    the Bill of Sale, substantially in the form attached hereto as Exhibit D, pursuant to which TRMC, the General Partner and the Partnership assign and convey the Assets;
(ii)    the Martinez Storage Services Agreement, substantially in the form attached hereto as Exhibit E, and the service order related thereto;
(iii)    the License Agreement, substantially in the form attached hereto as Exhibit F, pursuant to which TRMC grants the Operating Company a license to operate and maintain the Assets;
(iv)    the Avon Marine Terminal Operating Agreement, substantially in the form attached hereto as Exhibit G;
(v)    Amendment to the Secondment and Logistics Services Agreement, substantially in the form attached hereto as Exhibit H-1, and the service orders related thereto, substantially in the form attached hereto as Exhibit H-2;
(vi)    Fourth Amended and Restated Schedules to the Omnibus Agreement among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, substantially in the form attached hereto as Exhibit I;

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(vii)    Amendment No. 5 to the Second Amended and Restated Limited Liability Company Agreement of the General Partner among the General Partner, Tesoro, TRMC and Tesoro Alaska Company LLC, substantially in the form attached hereto as Exhibit J;
(viii)    a ten-year promissory note, substantially in the form attached hereto as Exhibit K, by Tesoro in favor of the General Partner to evidence the funds loaned by the General Partner to Tesoro pursuant to Section 2.2(d);
(ix)    a debt indemnification agreement, substantially in the form attached hereto as Exhibit L;
(x)    a closing escrow agreement, substantially in the form attached hereto as Exhibit M, to effect the closing into escrow with McGuireWoods LLP of all the Transaction Documents related to the contribution of the Assets; and
(xi)    all other documents and instruments necessary or appropriate to convey the Assets to the Operating Company.
(c)    the Conflicts Committee of the General Partner has received a fairness opinion by Evercore Group, L.L.C., the financial advisor to the Conflicts Committee.
Section 2.5    Commencement of Avon Marine Terminal Sublease Agreement and Avon MTUTA; Conveyance of Avon Marine Terminal Assets; Related Actions and Deliveries.
(a)    TRMC agrees to use its reasonable commercial efforts (i) to complete the Avon Marine Terminal Renovations in accordance with Schedule VI to the Omnibus Agreement and (ii) to assist the Operating Company in obtaining the COFR from the CDFG as required under the Avon Marine Terminal Sublease Agreement and the Avon MTUTA as well as any other written consents necessary for the Operating Company and TRMC to enter into the Avon Marine Terminal Sublease Agreement and the Avon MTUTA and for TRMC to convey the Avon Marine Terminal Assets to the Operating Company. TRMC shall cooperate with the Operating Company in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent.
(b)    During the period before the Avon Marine Terminal Sublease Agreement and the Avon MTUTA become effective, the Operating Company shall provide operating services with respect to the Avon Marine Terminal pursuant to the Avon Marine Terminal Operating Agreement and in such instance, TRMC and the Operating Company will use their reasonable commercial efforts to take such actions to effectively grant the Operating Company the economic benefits of, and impose upon the Operating Company the economic burdens of, the Avon Marine Terminal, subject to and in accordance with, the Avon Marine Terminal Operating Agreement.
(c)    In the event that the COFR has been obtained prior to the completion of the Avon Marine Terminal Renovations, the Operating Company shall have the right, but not the

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obligation, to require upon five (5) days’ written notice that TRMC execute and deliver the Avon Marine Terminal Sublease Agreement, substantially in the form attached hereto as Exhibit N, and the Avon MTUTA, substantially in the form attached hereto as Exhibit O, and to cause the conveyance of the Avon Marine Terminal Assets pursuant to Section 2.5(f) and the terms of the Avon Marine Terminal Sublease Agreement.
(d)    If the Operating Company has not exercised its rights under Section 2.5(c) above, then within ten (10) business days or such other time as mutually agreed upon after the completion of the Avon Marine Terminal Renovations and the issuance of the COFR, the Parties will take any and all actions necessary or advisable to execute and deliver the Avon Marine Terminal Sublease Agreement and the Avon MTUTA, and to complete the conveyance and transfer of the Avon Marine Terminal Assets pursuant to Section 2.5(f) hereof and the terms of the Avon Marine Terminal Sublease Agreement.
(e)    Prior to the execution and delivery of the Avon Marine Terminal Sublease Agreement and the Avon MTUTA and the conveyance of the Avon Marine Terminal Assets pursuant to the terms of the Avon Marine Terminal Sublease Agreement, TRMC shall to the extent not otherwise provided in the Avon Marine Terminal Operating Agreement:
(i)    file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the Avon Marine Terminal to be filed with or reported to any governmental authority;
(ii)    file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any governmental authority necessary or required for the continuing operation of the Avon Marine Terminal whether or not such approval would expire before or after the execution and delivery of the Avon Marine Terminal Sublease Agreement;
(iii)    not permit any lien or other encumbrance to be imposed on the Avon Marine Terminal Assets, other than Permitted Liens;
(iv)    not sell, lease or otherwise dispose of any Avon Marine Terminal Asset; and
(v)    not agree to do any of the actions set forth in subsections (iii) and (iv) above.
(f)    At the time of the conveyance of the Avon Marine Terminal Assets pursuant to the terms of the Avon Marine Terminal Sublease Agreement:
(i)     the Parties shall reaffirm the representations and warranties set forth in ARTICLE III with respect to the Avon Marine Terminal and the Avon Marine Terminal Assets and will confirm receipt by the Parties of all permits, consents, approvals, authorizations, orders, registrations, filings or qualifications of or with

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any court, governmental agency or body having jurisdiction over the Parties required in connection with the conveyance of the Avon Marine Terminal Assets and/or execution, delivery or performance of the Avon Marine Terminal Sublease Agreement or the Avon MTUTA;
(ii)    the applicable Parties shall execute and deliver:
(1)    the Avon Marine Terminal Sublease Agreement, substantially in the form attached hereto as Exhibit N; and
(2)    the Avon Marine Terminal Use and Throughput Agreement, substantially in the form attached hereto as Exhibit O; and
(iii)    the following contributions, conveyances and transfers will occur in the following order:
(1)    TRMC shall assign, transfer, contribute, grant, bargain, convey, set over and deliver to the General Partner, its successor and its assigns, for its and their own use forever, TRMC’s entire right, title, interest, responsibilities, coverages and liabilities in and to the Avon Marine Terminal Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Avon Marine Terminal Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. This contribution shall be made for no additional consideration and the General Partner shall accept the Avon Marine Terminal Assets from TRMC as a contribution to the capital of the General Partner.
(2)    The General Partner shall then assign, transfer, contribute, grant, bargain, convey, set over and deliver to the Partnership, its successor and its assigns, for its and their own use forever, the General Partner’s entire right, title, interest, responsibilities, coverages and liabilities in and to the Avon Marine Terminal Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Avon Marine Terminal Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. This contribution shall be made for no additional consideration and the Partnership shall accept the Avon Marine Terminal Assets from the General Partner as a contribution to the capital of the Partnership.
(3)    The Partnership shall assign, transfer, contribute, grant, bargain, convey, set over and deliver to the Operating Company, its successor and its assigns, for its and their own use forever, the Partnership’s entire right, title, interest, responsibilities, coverages and liabilities in and to the Avon Marine Terminal Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Avon Marine Terminal Assets, free and clear of all liens and encumbrances of any kind or nature,

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other than the Permitted Liens. This contribution shall be made for no additional consideration and the Operating Company shall accept the Avon Marine Terminal Assets from the Partnership as a contribution to the capital of the Operating Company.
(4)    TRMC, the General Partner, the Partnership and the Operating Company will execute and deliver such additional documents, instruments and certifications necessary or advisable in connection with the conveyance of the Avon Marine Terminal Assets pursuant to this Section 2.5 and the Avon Marine Terminal Sublease Agreement.
ARTICLE III
REPRESENTATIONS
Section 3.1    Representations of TRMC. TRMC hereby represents and warrants to the General Partner, the Partnership and the Operating Company as follows:
(a)    The Tankage, the Avon Wharf Pipeway and the Avon Marine Terminal are each in good working condition, suitable for the purposes for which they are being used in accordance with accepted industry standards and all applicable laws and regulations, subject, in the case of the Avon Marine Terminal, to the completion of the Avon Marine Terminal Renovation.
(b)    TRMC has title to each of the Tankage, the Avon Wharf Pipeway and the Avon Marine Terminal Assets free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. TRMC has title to each of the Tankage, the Avon Wharf Pipeway, the Real Property Assets and the Avon Marine Terminal Assets that is sufficient to operate each such Asset in accordance with its intended and historical use, subject to all recorded matters and all physical conditions in existence.
(c)    To TRMC’s knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets, the Contracts or the Avon Marine Terminal Assets that would materially impair the rights granted to the General Partner and Partnership Group pursuant to the transactions contemplated by this Agreement.
(d)    TRMC has previously delivered a true, correct and complete copy of the Master Lease (and any amendments to the Master Lease) to the General Partner, the Partnership and the Operating Company. The Master Lease is in full force and effect and no defaults exist nor do any conditions exist that may result in any default under the Master Lease.
Section 3.2    Representation of the General Partner. The General Partner hereby represents and warrants to TRMC that the General Partner has full power and authority to act as general partner of the Partnership in all material respects.
Section 3.3    Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro that the Common Units and the General Partner Units of the Partnership issued to the General Partner pursuant to Section 2.2(b) have been duly authorized

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for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).
Section 3.4    Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as follows:
(a)    The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).
(b)    The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.
(c)    For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.
(d)    Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate or articles of incorporation, bylaws or other constituent document of the applicable Party,

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(ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party’s applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.
(e)    No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, (ii) consents that have been obtained and (iii) consents where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.
(f)    No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
COVENANTS
Section 4.1    Further Assurances.
(a)    From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so contributed and assigned (including any actions required to effect the assignment and conveyance of the Assets, the Contracts

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and the Avon Marine Terminal Assets as contemplated herein), and (iii) more fully and effectively to carry out the purposes and intent of this Agreement.
(b)    To the extent any permits related to the Assets or the Contracts may not be assigned or transferred without the consent of a third party that has not been obtained at the Effective Time despite the exercise by TRMC of its reasonable best efforts, this Agreement shall not constitute an agreement to assign or transfer such permit if an attempted assignment or transfer would constitute a breach thereof or be unlawful. In that case, TRMC, to the maximum extent permitted by law, (a) shall act after the Effective Time as the Operating Company’s agent to obtain for the Operating Company the benefits thereunder, and (b) shall cooperate, to the maximum extent permitted by applicable law, with the Operating Company in any other reasonable arrangement designed to provide those benefits to the Operating Company, including by agreeing to remain liable under any applicable permit. Nothing contained in this Section 4.1(b) shall relieve TRMC of its obligations under any other provisions of this Agreement.
Section 4.2    Tax Covenants.
(a)    The Parties intend that for U.S. federal income tax purposes (the “Intended Tax Treatment”):
(i)    the TRMC Contribution shall be disregarded as a result of TRMC and the General Partner each being disregarded as an entity separate from Tesoro for U.S. federal income tax purposes;
(ii)    the General Partner Contribution shall be treated as a contribution by Tesoro (as a result of the General Partner being disregarded as an entity separate from Tesoro for U.S. federal income tax purposes) pursuant to Section 721(a) of the Code, subject to Section 707 of the Code, with the distribution of the Debt-Financed Cash Consideration qualifying as a “debt-financed transfer” under Treasury Regulations Section 1.707-5(b);
(iii)    any Cash Consideration in excess of the amount properly treated as a “debt-financed transfer” shall be treated (1) as a reimbursement of preformation expenditures within the meaning of Treasury Regulations Sections 1.707-4(d) to the greatest extent applicable, and (2) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Tesoro of the Assets; and
(iv)    the Avon Marine Terminal Operating Agreement is intended for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes) to be treated as a contribution of the Avon Marine Terminal Assets by Tesoro (as a result of TRMC and General Partner each being disregarded as entities separate from Tesoro) to the Partnership (as a result of Operating Company being disregarded as an entity separate from Partnership) in exchange for the applicable portion of the distribution and issuance described in Section 2.2(b).

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(b)    Except with the prior written consent of the General Partner or as otherwise required by applicable law following a final determination by the U.S. Internal Revenue Service or a governmental authority with competent jurisdiction, the Parties agree to file all tax returns and otherwise act at all times in a manner consistent with the Intended Tax Treatment, including disclosing the distribution of the Debt-Financed Cash Consideration in accordance with the requirements of Treasury Regulations Section 1.707-3(c)(2).
ARTICLE V
RESCISSION OF ASSETS
Section 5.1    Rescission. A “Rescission Event” with respect to the Assets means (a) the determination by any court, regulatory body, administrative agency, governmental body, arbitrator or other authority agency or regulatory authority that the TRMC Contribution (i) is void or invalid or (ii) requires a governmental approval with respect to the transfer of the Tankage or the Avon Wharf Pipeway which was not obtained by TRMC prior to such determination, and, in case of either clause (i) or clause (ii), which TRMC fails to cure within twenty-four (24) months following such determination; or (b) the revocation, termination or TRMC’s material breach of the License Agreement.
Section 5.2    Notice of Rescission. Upon the occurrence of a Rescission Event that has not been cured, regardless of the time period set forth in Section 5.1(a), the Operating Company shall have the right, but not the obligation, to rescind the Partnership Contribution, the General Partner Contribution and the TRMC Contribution by providing written notice to TRMC.
Section 5.3    Effect of Rescission. Upon receipt by TRMC of the Operating Company’s written notice of rescission under Section 5.2:
(a)    The General Partner will cause the Partnership to engage in a process to determine the fair market value of the Assets as of the date of the notice of rescission using the process for the determination of fair market value set forth in Section 2.3 of the Omnibus Agreement (with the notice of rescission delivered pursuant to Section 5.2 hereof triggering the time periods relating to such process under Section 2.3 of the Omnibus Agreement). The amount determined under Section 2.3 of the Omnibus Agreement will be the “Rescission Amount”.
(b)    Within 10 days after the determination of the Rescission Amount, (i) the General Partner will repay a portion of the purchase price with to the respect to the Assets previously paid pursuant to Section 2.2(b) equal to the Rescission Amount and (ii) Tesoro will repay the loan specified in Section 2.2(d) to the General Partner to the extent the consideration is repaid pursuant to Section 5.3(b)(i).
(c)    The Parties shall file any documents or instruments necessary or appropriate with federal, state or local governmental authorities to cancel the transactions contemplated by this Agreement related to the Assets and the Contracts subject to the Rescission Event, including, but not limited to, conveyance documents related to the Assets and the Contracts subject to the Rescission Event to nullify the transactions that occurred on the Effective Date.

80950117

(d)    The Parties shall amend or terminate, as applicable, and shall cause all their Affiliates to amend or terminate, as applicable, any agreements, including the License Agreement and the Martinez Storage Services Agreement (or portions of inter-company agreements), that were entered into or amended in connection with the transactions contemplated in this Agreement with respect to the Assets to be as such agreements existed prior to the Effective Date.
(e)    Notwithstanding the foregoing in this Section 5.3, (i) the Common Units and General Partner Units issued pursuant to Section 2.2(b) shall remain outstanding and (ii) any indemnities that existed in any applicable agreement related to the Tankage and the Avon Wharf Pipeway prior to the Effective Time and before the Operating Company’s ownership and operation of such assets for the period between Effective Time and the date of rescission will survive the rescission.
(f)    Any revenues earned and expenses incurred by any Party related to the Assets from the Effective Time through the date of rescission shall not be refunded or reimbursed.
(g)    Upon the occurrence of a Rescission Event, the Parties agree to amend the Avon Marine Terminal Use and Throughput Agreement, as necessary or appropriate, to reflect the occurrence of such Rescission Event.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:
(a)    the Partnership and TRMC shall each pay one-half of (i) the sales, use and similar transfer taxes arising out of the contributions, conveyances and deliveries to be made under ARTICLE II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP, Norton Rose Fulbright US LLP and Pillsbury Winthrop Shaw Pittman LLP, and (iv) any other customary closing costs associated with the contributions of the Assets; and
(b)    the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP and Evercore Group L.L.C.
Section 6.2    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for

80950117

all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 6.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 6.4    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 6.5    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 6.6    Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims, (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding, (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper, (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute

80950117

good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 6.7    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 6.8    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the Conflicts Committee.
Section 6.9    Integration. This Agreement, together with the Schedules and Exhibits referenced herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
Section 6.10    Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.
Section 6.11    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Assets and interests referenced herein. For the avoidance of doubt, the conveyance of the Assets from TRMC, the General Partner or the Partnership to the General Partner, the Partnership or the Operating Company, all as applicable, is not intended to be treated as a sale for tax or any other purposes.

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Section 6.12    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.12.
If to Tesoro or TRMC:
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: General Counsel
Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:
Tesoro Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: General Counsel
Facsimile: (210) 745-4494

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

[Signature Page Follows]

80950117

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed effective as of the Effective Time.

TESORO CORPORATION By: /S/ GREGORY J. GOFF Gregory J. Goff President and Chief Executive Officer
TESORO REFINING & MARKETING COMPANY LLC By: /S/ GREGORY J. GOFF Gregory J. Goff Chairman of the Board of Managers and President
TESORO LOGISTICS LP By: Tesoro Logistics GP, LLC, its general partner By: /S/ PHILLIP M. ANDERSON Phillip M. Anderson President
TESORO LOGISTICS GP, LLC TESORO LOGISTICS OPERATIONS LLC By: /S/ PHILLIP M. ANDERSON Phillip M. Anderson President

Signature Page to Contribution, Conveyance and Assumption Agreement

EXHIBIT A-1

Assets (Tankage)

Shell Capacity
Tank #	(Barrels)
TK003	71,100
TK026	97,900
TK033	97,900
TK037	53,688
TK038	53,678
TK217	97,800
TK270	75,400
TK272	75,500
TK274	75,500
TK601	14,600
TK612	10,400
TK613	10,400
TK631	122,700
TK637	71,600
TK638	71,600
TK639	71,600
TK640	71,600
TK641	71,600
TK664	116,500
TK690	283,000
TK691	222,100
TK692	66,000
TK694	283,000
TK696	13,616
TK697	13,500
TK698	13,500
TK701	283,000
TK702	117,300
TK705	210,000
TK706	113,000
TK707	113,000
TK708	283,000
TK709	113,000
TK710	80,000
TK711	80,000
TK777	6

Exhibit A-1 – Page 1
Contribution Agreement

TK778	6
TK849	112,000
TK866	218,400
TK867	218,400
TK868	86,700
TK869	86,700
TK870	119,171
TK871	283,000
TK872	218,400
TK893	114,300
TK894	113,300
TK904	115,600
TK905	126,700
TK932	86,700
TK933	127,000
TK961	190
TK981	190

53 crude and black-oils and petroleum product storage tanks with a total shell capacity of approximately 5,644,845 Barrels and pipelines and other appurtenances that allow the transport of crude oil and petroleum products to and from the nearby dock and to and from other facilities located at TRMC’s refinery near Martinez in Contra Costa County, California.

Exhibit A-1 – Page 2
Contribution Agreement

EXHIBIT A-2

Avon Marine Terminal Assets

All machinery and equipment, mobile or otherwise, systems and other tangible personal property in each case presently owned by TRMC, located in or on the Avon Marine Terminal, including:

Cost Ctr	Asset	SNo.	Cap.date	Asset description
18004	100018779	0	12/31/2002	CARB 3 PROJECT - GASOLINE BLENDING FACILITIES
18004	100029031	0	8/15/2003	CARB 3 PROJECT - GASOLINE BLENDING FACILITIES
18004	100034399	0	5/17/2002	#1-247 WAREHOUSE,4000 SF, PRE-ENG METAL-1951
18004	100034417	0	5/17/2002	#3-129 SCALE OFFICE, 200 SF, PRE-ENG METAL-1951
18004	100034418	0	5/17/2002	#3-130 GAUGER'S OFC, 1500 SF, PRE-ENGMETAL-1951
18004	100034431	0	5/17/2002	BLENDING, TREATING & RACKS
18004	100034892	0	12/31/2002	CARB PHASE 3 - GASOLINE BLENDING
18004	100037036	0	5/27/2005	TR6 PIPING - PHA RECOMMENDATIONS 2004/05
18004	100052436	0	3/28/2013	LINE 68 DIESEL CONVERSION PIPING
18004	100052437	0	3/28/2013	LINE 68 DIESEL CONVERSION INSTRUMENTATION
18004	100052652	0	4/3/2013	DIESEL PUMP TIE-INS PIPING
18004	100052652	1	1/1/2014	DIESEL PUMP TIE-INS PIPING

18004	Fixed Assets

18044	100034882	0	10/15/2002	FIREWATER IMPROVEMENTS - TR 4 / 6
18044	100036473	0	6/30/2004	TANK 38 WATER PUMP/TRACT 4 - FIREWATER SYS UPGRADE

18044

18342	100018841	0	12/27/2002	GASOLINE BLENDER AIR COMPRESSOR & DRYER
18342	100018971	0	1/1/2003	GASOLINE BLENDER AIR COMPRESSOR & DRYER
18342	100034891	0	12/27/2002	GASOLINE BLENDER AIR COMPRESSOR & DRYER
18342	100036006	0	3/8/2004	GASOLINE BLENDING LOGISTICS - PIPING TKS 639 & 640
18342	100036470	0	11/5/2004	CORIOLIS FLOW METER - CHEVRON LACT METER SKID
18342	100036471	0	11/5/2004	6" FISHER ET VALVE - CHEVRON LACT METER SKID
18342	100036764	0	1/1/2005	CORIOLIS FLOW METER - CHEVRON LACT METER SKID
18342	100036765	0	1/1/2005	6" FISHER ET VALVE - CHEVRON LACT METER SKID
18342	100037587	0	12/8/2005	TRANSFORMER - TRACT 4 NEAR TANK 707
18342	100038448	0	9/13/2006	GAUGING - TR4 PUMP P-747 UPGRADE
18342	100038826	0	12/19/2006	TANK RECONSTRUCTION - PHASE 2 - PUMP P-10144
18342	100038827	0	12/19/2006	TANK RECONSTRUCTION - PHASE 2 - PUMP P-10147
18342	100038828	0	12/19/2006	TANK RECONSTRUCTION - PHASE 2 - PUMP P-10148

Exhibit A-2 – Page 1
Contribution Agreement

Cost Ctr	Asset	SNo.	Cap.date	Asset description
18342	100038829	0	12/19/2006	TANK RECONSTRUCTION - PHASE 2 - EXCHANGER E-5150
18342	100038830	0	12/19/2006	TANK RECONSTRUCTION-PHASE 2 - TR4 PIPING UPGRADES
18342	100038831	0	12/19/2006	TANK RECONSTRUCTION - PHASE 2 - TR4 I/E UPGRADES
18342	100038968	0	2/14/2007	GASOLINE BLENDING ANALYZER - FTIR
18342	100039004	0	1/1/2007	GAUGING - TR4 PUMP P-747 UPGRADE
18342	100039046	0	3/28/2007	SECONDARY CONTAINMENT/BERM SYSTEM UPGRADE-TANK 318
18342	100039056	0	2/27/2007	PROCESS HAZARD ANALYSIS 2004/2005 - GAUGING
18342	100039438	0	4/30/2007	CRUDE TRANSFER LINE EXTENSION - TRACK 4
18342	100039439	0	4/30/2007	TANK PIPING CONNECTIONS - TRACK 4 CRUDE SYSTEM
18342	100039440	0	4/30/2007	CRUDE BLENDING INSTRUMENTATION IMPROVEMENTS
18342	100039441	0	6/3/2007	63 CRUDE OIL PIPELINE SECTION-TR3 SLOUGH-TR2 PUMP
18342	100040405	0	1/1/2008	63 CRUDE OIL PIPELINE SECTION-TR3 SLOUGH-TR2 PUMP
18342	100040581	0	1/1/2008	TRACT 4 - PIPELINE IMPR/ADD-CRUDE TRANSFERS
18342	100040950	0	1/1/2008	CRUDE TRANSFER LINE EXTENSION - TRACK 4
18342	100041047	0	1/1/2008	TANK RECON - TR4 PIPING UPGRADE - PUNCHLIST ITEMS
18342	100044693	0	9/1/2009	OFFSITES SUITE - SOFTWARE
18342	100044694	0	9/1/2009	OFFSITES SUITE - SERVER HARDWARE
18342	100044761	0	9/2/2009	PHA - TRACT4 - #26 & #32
18342	100044762	0	1/1/2010	PHA - PUMP 9829 MODIFICATIONS
18342	100044763	0	1/7/2010	PHA - PUMPHOUSE 68 SUMP MODIFICATIONS
18342	100044774	0	1/1/2010	TANK MONITORING EQUIPMENT (TANK #s 134,137, & 318)
18342	100044775	0	1/1/2010	GAUGING/SHIPPING PIPELINE MONITORING EQPT
18342	100045684	0	3/1/2010	TRACT 3 - POWER DISTRIBUTION CENTER - PDC-49
18342	100046189	0	1/1/2011	TR6-DIESEL PIPING UPGRADES RE: TK270
18342	100046190	0	1/1/2011	TR3-DIESEL PIPING UPGRADES RE: TK932
18342	100046371	0	1/1/2011	PHA ASSETS - TR6 - REVISE 68 PUMP HOUSE SUMP#1
18342	100046372	0	1/1/2011	PHA ASSETS - TR6 - REVISE 68 PUMP HOUSE SUMP#2
18342	100048763	0	1/18/2012	PHA - TR4 - MISC VALVES AND PLATFORMS
18342	100048765	0	1/1/2012	PHA - TR6 BLENDING
18342	100048766	0	1/1/2012	PHA - TR6 BLENDING - ELECTRICAL CLASSIFICATION
18342	100048767	0	1/1/2012	SULFUR ANALZER - TR6 GASOLINE BLENDING
18342	100051411	0	11/13/2012	COMMUNICATION AND SECURITY SYSTEM
18342	100051412	0	11/13/2012	FIRE & SAFETY SYSTEM - BAKKEN CRUDE OFFLOADING
18342	100051413	0	11/13/2012	CONTAINMENT PAD AND PAVING
18342	100051413	1	1/1/2013	CONTAINMENT PAD AND PAVING
18342	100051414	0	11/13/2012	TANK TRUCK UNLOADING STATION
18342	100051414	1	1/1/2013	TANK TRUCK UNLOADING STATION
18342	100051415	0	11/13/2012	TRANSFER PIPING FROM UNLOADING STATION TO TK-707
18342	100051415	1	1/1/2013	TRANSFER PIPING FROM UNLOADING STATION TO TK-707
18342	300039718	0	6/30/2012	Permit Cost

Exhibit A-2 – Page 2
Contribution Agreement

Cost Ctr	Asset	SNo.	Cap.date	Asset description
18342	300039719	0	7/31/2012	Contract Services
18342	300062346	0	2/10/2016	Pipe, Valves and Fittings
18342	300062347	0	12/31/2015	Other Machinery & Equipment
18342	300062349	0	12/22/2015	Electrical/Instrument Components
18342	300062353	0	2/26/2016	Equip Installation & Site Fabrication
18342	300062354	0	1/19/2016	Pipe, Valves and Fittings - Installation
18342	300062355	0	12/10/2015	Instrumentation & Automation
18342	300062357	0	2/13/2016	Installation Support
18342	300062360	0	5/24/2016	Survey and Study Costs
18342	300062362	0	10/24/2015	Contract Services
18342	950009345	0	3/19/2015	Repair Costs
18342	950010756	0	2/13/2016	Repair Costs
18342	950010757	0	2/29/2016	Engineering
18342	950010760	0	3/29/2016	Tank Components
18342	950010761	0	4/12/2016	Equipment Rentals
18342	950010762	0	2/24/2016	Contract Services

18342	Gauging-Maint

18343	100036016	0	3/22/2004	TANK 691 - BUTANE STORAGE CONTROLS
18343	100036985	0	5/15/2005	PROPANE/OIL SEPARATOR - VESSEL - TANK 691
18343	100036995	0	5/15/2005	MINIMUM-FLOW CONTROL VALVE STATION- TK691 BLENDING
18343	100036996	0	5/10/2005	PILOT IGNITERS - TANK 691 FLARE
18343	900002699	0	10/29/2015	TANK 691 TURNAROUND - 2015
18343	900002699	1	1/1/2016	TANK 691 TURNAROUND - 2015
18343	950009253	0	12/23/2014	INSTRUMENTATION

18343	LPG Storage-Maint

18365	100034911	0	12/10/2003	AVON WHARF SLOPS TANK - VOC MITIGATION
18365	100035091	0	1/1/2004	AVON WHARF SLOPS TANK - VOC MITIGATION
18365	100040064	0	9/30/2007	AVON SLOP OIL SYSTEM - TANK 906 - BERTH 1
18365	100040065	0	9/30/2007	AVON SLOP OIL SYSTEM - TANK 907 - BERTH 5/6
18365	100040771	0	1/1/2008	ALLISON AVOIDANCE SYSTEM - AVON WHARF
18365	100040772	0	1/1/2008	ALLISON AVOIDANCE SYSTEM - AVON WHARF SOFTWARE
18365	100040953	0	1/1/2008	AVON SLOP OIL SYSTEM - TANK 907 - BERTH 1
18365	100040954	0	1/1/2008	AVON SLOP OIL SYSTEM - TANK 907 - BERTH 5/6
18365	100042602	0	1/1/2008	AVON WHARF - TURNING BASIS MARKERS
18365	100043416	0	1/1/2009	FASB 143 ASSET RETIREMENT COST - AVON WHARF
18365	100043416	1	12/1/2014	FASB 143 ASSET RETIREMENT COST - AVON WHARF
18365	100044680	0	9/25/2009	AVON WHARF LIGHTING IMPROVEMENTS

Exhibit A-2 – Page 3
Contribution Agreement

Cost Ctr	Asset	SNo.	Cap.date	Asset description
18365	100044686	0	9/25/2009	AVON WHARF CALARP-BUILDING STRUCTURE ANCHORAGE
18365	100045144	0	1/1/2010	AVON WHARF LIGHTING IMPROVEMENTS
18365	100048224	0	9/14/2011	Avon Wharf Mooring Dolphin - B3
18365	100048224	1	9/14/2011	Avon Wharf Mooring Dolphin - B3
18365	100048224	2	1/1/2012	Avon Wharf Mooring Dolphin - B3
18365	100048225	0	9/14/2011	Avon Wharf Mooring Dolphin - B4
18365	100048225	1	9/14/2011	Avon Wharf Mooring Dolphin - B4
18365	100048225	2	1/1/2012	Avon Wharf Mooring Dolphin - B4
18365	100051839	0	1/23/2013	AVON WHARF MOORING LINES
18365	300028399	0	3/31/2016	Feasibility Study & Pre-Engineering
18365	300028402	0	1/24/2008	Other Machinery & Equipment
18365	300028404	0	3/20/2013	Electrical/Instrument Components
18365	300028405	0	1/24/2015	Other Materials
18365	300028406	0	11/20/2014	Concrete/Earth
18365	300028408	0	10/31/2015	Piling
18365	300028409	0	3/23/2008	Equip Installation & Site Fabrication
18365	300028411	0	2/28/2015	Instrumentation & Automation
18365	300028412	0	7/29/2011	Electrical
18365	300028413	0	10/20/2015	Installation Support
18365	300028414	0	7/31/2009	Demolition/Removal
18365	300028415	0	9/25/2014	Paint
18365	300028416	0	2/23/2008	Permit Cost
18365	300028417	0	8/31/2007	Contract Services
18365	300040465	0	4/15/2015	Professional Services - Equipment
18365	300040466	0	6/30/2016	In-House Engineering - Equipment
18365	300050691	0	3/31/2015	Contract Services
18365	300059858	0	11/25/2015	Permit Cost
18365	300062440	0	2/10/2016	Vessels
18365	300062443	0	12/31/2015	Pipe, Valves and Fittings - Installation

18365	Avon Wharf_Maint

18816	100034822	0	5/17/2002	SHIPPING REFINED OIL-TRUCKS & TANK CARS

18816	LHP Trtng&tank-OPS

18965	100034856	0	5/17/2002	AVON WHARF
18965	100034856	1	5/17/2002	AVON WHARF
18365	100042606	0	1/1/2008	AVON WHARF-PIPELINE/SUPPORTUPGRADE SOUTH LANDSEND

Exhibit A-2 – Page 4
Contribution Agreement

Cost Ctr	Asset	SNo.	Cap.date	Asset description
Avon Wharf Slops Tanks
TK906 - 27 bbls
TK907 – 27 bbls

Exhibit A-2 – Page 5
Contribution Agreement

EXHIBIT A-3

Avon Wharf Pipeway

Cost Ctr	Asset	SNo.	Cap.date	Asset description
18365	100037201	0	7/15/2005	AVON WHARF PIPING AND SUPPORT - UPGRADE
18365	100037920	0	1/1/2006	AVON WHARF PIPING AND SUPPORT - UPGRADE
18365	100048114	0	1/18/2011	Avon Wharf - Approach Trestle / Structural Pile
18365	1000481226	0	9/16/2011	Avon Wharf – Berth 1 – Piping Manifold
18365	100048226	1	1/1/2012	Avon Wharf – Berth 1 – Piping Manifold

Exhibit A-3 – Page 1
Contribution Agreement

EXHIBIT B

Permitted Liens

Liens, claims, charges, options, encumbrances, mortgages, pledges or security interests as follows:

(a)     incurred and made in the ordinary course of business in connection with worker’s compensation;

(b)    that secure the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c)     imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and that secure obligations that are not yet due or delinquent or which are being contested in good faith by appropriate proceedings as to which the TRMC has set aside on its books adequate reserves;

(d)    that secure the payment of taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which TRMC has set aside on its books adequate reserves;

(e)     zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property (and with respect to leasehold interests, mortgages, obligations and liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee);

(f)     on property existing at the time such property was acquired by TRMC (provided, that they were not created in contemplation of the acquisition of such property by TRMC);

(g)    created by the Operating Company;

(h)     pursuant to this Agreement, the Omnibus Agreement, the Secondment and Logistics Services Agreement, the Martinez Storage Services Agreement, the Avon Marine Terminal Sublease Agreement, the Avon Marine Terminal Use and Throughput Agreement and the License Agreement; and

(i)    pursuant to the Master Lease.

Exhibit B – Page 1
Contribution Agreement

EXHIBIT C

Excluded Assets and Liabilities

Excluded Assets and Liabilities related to the Avon Marine Terminal:

◦	Any and all inventory;

◦	Any liabilities with respect to the Avon Marine Terminal Renovation

◦	Any land on which the Avon Marine Terminal is located and any liabilities related thereto; and

◦	Any working capital of TRMC and its Affiliates (other than the General Partner and the Partnership Group) related to such assets.

Excluded Assets and Liabilities related to the Tankage:

◦	Any and all inventory;

◦	Any land on which the Tankage is located and any liabilities related thereto; and

◦	Any working capital of TRMC and its Affiliates (other than the General Partner and the Partnership Group) related to such assets.

Exhibit C – Page 1
Contribution Agreement

EXHIBIT D

Bill of Sale

(See attached.)

Exhibit D – Page 1
Contribution Agreement

EXHIBIT E

Martinez Storage Services Agreement

(See attached.)

EXHIBIT F

License Agreement

(See attached.)

EXHIBIT G

Avon Marine Terminal Operating Agreement

(See attached.)

EXHIBIT H-1 and H-2

Amendment and Service Orders to the Secondment Agreement

(See attached.)

EXHIBIT I

Fourth Amended and Restated Schedules to the Omnibus Agreement

(See attached.)

EXHIBIT J

Amendment No. 5 to Amended and Restated Limited Liability Company Agreement of the General Partner

(See attached.)

EXHIBIT K

Ten-Year Promissory Note

(See attached.)

EXHIBIT L

Debt Indemnification Agreement

(See attached.)

EXHIBIT M

Closing Escrow Agreement

(See attached.)

EXHIBIT N

Avon Marine Terminal Sublease Agreement

(See attached.)

Exhibit E – Page 1
Contribution Agreement

EXHIBIT O

Avon Marine Terminal Use and Throughput Agreement

(See attached.)

Exhibit O – Page 1
Contribution Agreement